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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



    Date of Report (Date of earliest event reported):    September 3, 1999
                                                     ---------------------



                           THE INTERCEPT GROUP, INC.
                           -------------------------
                           (Exact Name of Registrant
                         as Specified in its Charter)


Georgia                            01-14213                           58-2237359
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(State or Other                   (Commission                   (I.R.S. Employer
Jurisdiction of                   File Number)               Identification No.)
Incorporation)



3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia                     30071
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   (Address of Principal Executive Offices)                           (Zip Code)



      Registrant's telephone number, including area code:  (770) 248-9600
                                                           --------------



                                      N/A
                    ------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)
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Item 2. Acquisition or Disposition of Assets.

  In August 1999, The InterCept Group, Inc. ("InterCept") established a new wholly-owned subsidiary, Netzee, Inc., a Georgia corporation ("Netzee"). On September 3, 1999, in order to expand Netzee's Internet and telephone banking operations, Netzee completed several transactions, as follows:

  1. Pursuant to an Agreement and Plan of Merger between Netzee and Direct Access Interactive, Inc., InterCept's Internet and telephone banking subsidiary ("Direct Access"), Direct Access merged with and into Netzee. The shareholders of Direct Access received one share of Netzee common stock for each share of Direct Access common stock they owned.

  2. Pursuant to an Asset Contribution Agreement between InterCept, Netzee and The Bankers Bank, a Georgia banking corporation ("TBB"), Netzee acquired various assets and assumed certain liabilities related to the Internet banking division of TBB. As consideration, Netzee issued 1,361,000 shares of its common stock to TBB. Bruce P. Leonard, the President and Chief Executive Officer of TBB, was a director of InterCept at the closing of this transaction. Mr. Leonard resigned as a director of InterCept on September 3, 1999.

  3. Pursuant to an Asset Contribution Agreement between InterCept, Netzee and TIB The Independent Banker's Bank, a Texas banking association ("TIB"), Netzee acquired various assets and assumed certain liabilities related to the Internet banking division of TIB. As consideration, Netzee issued 1,361,000 shares of its common stock to TIB.

  4. Pursuant to an Agreement and Plan of Merger by and among Netzee, Dyad Corporation, a Georgia corporation ("Dyad"), and certain shareholders of Dyad, Dyad merged with and into Netzee. As consideration, Netzee paid to Dyad's shareholders approximately $900,000 in cash and 618,131 shares of Netzee common stock. Netzee also repaid approximately $3,500,000 in debt of Dyad at the closing. Based in Norcross, Georgia, Dyad developed, among other things, proprietary loan application and approval and fulfillment software.

  Glenn W. Sturm, the Chief Executive Officer and a director of Netzee and a director of InterCept, is a director of Dyad. Michael C. Bowers, the Chief Operating Officer of Netzee, is the Chief Executive Officer and a director of Dyad. John W. Collins, the Chairman of the Board of Directors of Netzee and the Chairman and Chief Executive Officer of InterCept, is the Chairman of Dyad's board of directors. Donny R. Jackson, a director of Netzee and the President and Chief Operating Officer of InterCept, is a director of Dyad.

  In addition to the above transactions, Netzee also acquired Call Me Bill, LLC, a provider of 24-hour electronic bill payment services to financial institutions' customers, for $3.3 million in cash.

  To enable Netzee to complete these transactions, InterCept loaned to Netzee approximately $7.3 million. This loan was in addition to the $21.6 million loaned to Netzee, as the successor to Direct Access, in connection with the merger of Direct Access and SBS Corporation in August 1999. All of InterCept's loans to Netzee accrue interest at a fluctuating annual rate equal to the prime rate plus 2.0% and are payable upon the earlier of the completion of an initial public offering by Netzee or the expiration of two years following the date of the loan. As a result of the issuance of shares of Netzee in connection with these transactions, InterCept's ownership in Netzee decreased to approximately 49%.

                                       2
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Item 7.  Financial Statements, ProForma Financial Information and Exhibits.

         (a)  Financial Statements of Business Acquired.

         It is impractical to provide the required financial statements at the date of the filing of this Form 8-K. The required financial statements will be provided as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

         (b)  Pro Forma Financial Information.

  It is impractical to provide the required pro forma financial information at the date of the filing of this Form 8-K. The required pro forma financial information will be provided as soon as practicable but not later than sixty days after the date on which this Form 8-K must be filed.

         (c)  Exhibits.

Item No.       Exhibit List

2.1 Agreement and Plan of Merger dated September 3, 1999 by and between Netzee, Inc. and Direct Access Interactive, Inc.
2.2 Agreement and Plan of Merger dated September 3, 1999 by and between Netzee, Inc., Dyad Corporation and certain of the shareholders of Dyad Corporation.*
2.3 Asset Contribution Agreement dated September 3, 1999 by and among The InterCept Group, Inc., Netzee, Inc. and The Bankers Bank.*
2.4 Asset Contribution Agreement dated September 3, 1999 by and among The InterCept Group, Inc., Netzee, Inc. and TIB The Independent Banker's Bank.*


* Pursuant to Item 601(b)(2) of Regulation S-K, InterCept agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

                                       3
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                                  SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              THE INTERCEPT GROUP, INC.



                              By:   /s/ Scott R. Meyerhoff
                                    -----------------------------------------
                                    Scott R. Meyerhoff
                                    Chief Financial Officer

Dated:  September 16, 1999

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                                 EXHIBIT LIST

Exhibit No.           Description
-----------           -----------


2.1 Agreement and Plan of Merger dated September 3, 1999 by and between Netzee, Inc. and Direct Access Interactive, Inc.
2.2 Agreement and Plan of Merger dated September 3, 1999 by and between Netzee, Inc., Dyad Corporation and certain of the shareholders of Dyad Corporation.
2.3 Asset Contribution Agreement dated September 3, 1999 by and among The InterCept Group, Inc., Netzee, Inc. and The Bankers Bank.
2.4 Asset Contribution Agreement dated September 3, 1999 by and among The InterCept Group, Inc., Netzee, Inc. and TIB The Independent Banker's Bank.